UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a‑11(c) or §240.14a‑2

Establishment Labs Holdings Inc.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check all boxes that apply):
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☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a‑6(i)(1) and 0‑11.

ESTABLISHMENT LABS HOLDINGS INC.
BUILDING B15 AND 25
COYOL FREE ZONE
ALAJUELA, COSTA RICA
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held at 1:00 p.m. Eastern Time on Friday, June 17, 2022
Dear Shareholders of Establishment Labs Holdings Inc.:
We cordially invite you to attend the 2022 annual meeting of shareholders (the “Annual Meeting”) of Establishment Labs Holdings Inc. (“Establishment Labs”, “we” or “us”), incorporated in the British Virgin Islands, to be held on June 17, 2022 at 1:00 p.m. Eastern Time, via live audio webcast at www.virtualshareholdermeeting.com/ESTA2022, where you will be able to listen to the meeting live, submit questions and vote online. You will be asked to enter the control number located on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form, as applicable.
We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:
1.    To elect the three Class I directors named in the accompanying proxy statement to serve for a three-year term;
2.    To ratify the appointment of Marcum LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022;
3.    To approve, on an advisory basis, the compensation of our named executive officers;
4.    To approve, on an advisory basis, the frequency of future advisory votes on named executive officer compensation; and
5.    To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.
The Establishment Labs board of directors has fixed the close of business on April 28, 2022 as the record date for the Annual Meeting. Only shareholders of record on April 28, 2022 are entitled to notice of, and to vote at, the Annual Meeting. Further information regarding voting rights and the matters to be voted upon at the Annual Meeting is presented in the accompanying proxy statement.
YOUR VOTE IS IMPORTANT. We urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions on voting by telephone or the Internet, please refer to your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction. Returning the proxy or voting instructions does not deprive you of your right to virtually attend the Annual Meeting and to vote your shares during the Annual Meeting.
We appreciate your continued support of Establishment Labs.
By order of the Board,
/s/ Juan José Chacón Quirós
Juan José Chacón Quirós

Board Member and Chief Executive Officer
Alajuela, Costa Rica
April 29, 2022

ESTABLISHMENT LABS HOLDINGS INC.
PROXY STATEMENT
FOR 2022 ANNUAL MEETING OF SHAREHOLDERS
To Be Held at 1:00 p.m. Eastern Time on Friday, June 17, 2022
This proxy statement is being furnished in connection with the solicitation of proxies by our Board for use at the 2022 Annual Meeting of Shareholders (the "Annual Meeting") of Establishment Labs Holdings Inc., incorporated in the British Virgin Islands, and any postponements or adjournments thereof. The Annual Meeting will be held on Friday, June 17, 2022 at 1:00 p.m. Eastern Time, via live audio webcast at www.virtualshareholdermeeting.com/ESTA2022, where you will be able to listen to the meeting live, submit questions and vote online.
The information provided under "Questions and Answers About These Proxy Materials and Voting" below is for your convenience only. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

Important Notice Regarding Internet Availability of Proxy Materials

This proxy statement and our annual report can be accessed by visiting: www.proxyvote.com. These materials are also available in the Investors section of our website at https://establishmentlabs.com.

Questions and Answers About These Proxy Materials and Voting

Q: Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
A: In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record, while brokers, banks and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice to the beneficial owners. All shareholders will have the ability to access the proxy materials, including this proxy statement and our annual report, on the website referred to in the Notice or to request to receive a printed copy of the proxy materials. The Notice containing instructions on how to access our proxy materials is first being mailed on or about May 6, 2022 to all shareholders entitled to vote at the Annual Meeting. Shareholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage shareholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of shareholders.

Q:    What matters am I voting on?
A:    You will be voting on:
•the election of three Class I directors to serve for a three-year term;
•ratification of the appointment of Marcum LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022;
•approval, on an advisory basis, of the compensation of our named executive officers;
•approval, on an advisory basis, of the frequency of future advisory votes on named executive officer compensation; and
•any other business as may properly come before the Annual Meeting.
Q:    How does the Board recommend I vote on these proposals?
A:    Our Board recommends a vote:
•“FOR” the election of the three Class I nominees for director named in this proxy statement;
•“FOR” the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022;
•“FOR” the compensation of our named executive officers; and
•“1 YEAR” for the frequency of future advisory votes on named executive officer compensation.
Q:    When is the Annual Meeting and where will it be held?
A:    The Annual Meeting will be held on Friday, June 17, 2022 at 1:00 p.m. Eastern Time, via live audio webcast at www.virtualshareholdermeeting.com/ESTA2022, where you will be able to listen to the meeting live, submit questions and vote online.
Q: Why are you holding a virtual Annual Meeting?
A: We believe a virtual-only meeting format facilitates shareholder attendance and participation by enabling all shareholders to participate fully, equally and without cost, using an Internet-connected device from any location around the world. In addition, the virtual-only meeting format increases our ability to engage with all shareholders, regardless of size, resources or physical location and enables us to protect the health and safety of all attendees. Our shareholders will be afforded the same opportunities to participate at the virtual Annual Meeting as they would at an in-person annual meeting of shareholders.
Q: What do I need to do to attend the Annual Meeting?
A: You will be able to attend the Annual Meeting, submit your questions during the meeting and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/ESTA2022. To participate in the Annual Meeting, you will need the control number included on your Notice, proxy card or voting instruction form, as applicable. The Annual Meeting webcast will begin promptly at 1:00 p.m. Eastern Time. We encourage you to access the Annual Meeting prior to the start time. Online check-in will begin at 12:45 p.m. Eastern Time, and you should allow ample time for the check-in procedures.
We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the virtual-only Annual

Meeting platform, including any difficulties with your control number or submitting questions, you may call the technical support number that will be posted on the Annual Meeting log-in page.
Shareholders will have the opportunity to submit questions during the Annual Meeting by following the instructions on the virtual-only Annual Meeting platform. Following the presentation of all proposals at the Annual Meeting, we will answer as many shareholder-submitted questions as time permits.
Q:    Who is entitled to vote?
A:    Only holders of record of our common shares at the close of business on April 28, 2022 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on the Record Date, 24,197,836 common shares were issued and outstanding. Every shareholder is entitled to one vote for each ordinary share held on the Record Date.
Registered Shareholders. If our common shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares, and the Notice or a printed set of the proxy materials was provided to you directly by us. As the shareholder of record, you have the right to grant your proxy directly to the individuals listed on the proxy card or to virtually vote live during the Annual Meeting. Throughout this proxy statement, we refer to these registered shareholders as “shareholders of record.”
Street Name Shareholders. If our common shares are held on your behalf by a broker, bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice or a printed set of the proxy materials was forwarded to you by your broker or nominee, who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares.
Q:    How do I vote?
A:    If you are a shareholder of record, there are four ways to vote:
•by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 16, 2022 (have your Notice or proxy card in hand when you visit the website);
•by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on June 16, 2022 (have your Notice or proxy card in hand when you call); or
•by completing the enclosed proxy card and returning it in the pre-addressed, postage paid envelope provided to you (if you received printed proxy materials); or
•by attending the virtual meeting by visiting www.virtualshareholdermeeting.com/ESTA2022, where you may vote and submit questions during the meeting. Please have your control number located on your proxy card or Notice in hand when you visit the website.
If you hold your shares in street name through a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, if you received a printed copy of this proxy statement, you may submit your voting instructions by completing, dating and signing the voting instruction form that was included with this proxy statement and promptly returning it in the pre-addressed, postage paid envelope provided to you.
Q:    How may my brokerage firm vote my shares if I fail to provide timely directions?
A:    Brokerage firms holding common shares in street name for their customers are generally required to vote such shares in the manner directed by their customers. If you hold your shares in street name through a brokerage firm and do not submit voting instructions to your broker, your broker will have discretion to vote your shares on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the shareholder. Proposal 2 (ratification of the appointment of Marcum LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022) is a routine matter, while each of Proposal 1 (election of directors), Proposal 3 (advisory approval of named executive officer compensation) and Proposal 4 (advisory approval of the frequency of future advisory votes on named executive officer compensation) is considered non-routine. Accordingly, if you hold your shares in street name and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal 2, but will not be permitted to vote your shares on any of the other items at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present and entitled to vote for determining the presence of a quorum at the Annual Meeting and will be voted on Proposal 2 in the manner directed by your broker, but your shares will constitute “broker non-votes” for each of Proposals 1, 3 and 4.
Q:    How will voting on any other business be conducted?
A:    We are not aware of any business to be brought before the shareholders at the Annual Meeting other than as described in this proxy statement. However, if any other business is properly presented for shareholder consideration, your signed proxy card gives authority to Juan José Chacón Quirós and Rajbir S. Denhoy to vote on those matters at his or her discretion.
Q:    What constitutes a quorum?
A:    Shareholders may not take action during the Annual Meeting unless there is a quorum present at the meeting. A meeting of shareholders is duly constituted, and a quorum is present, if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the shares entitled to vote on resolutions of shareholders to be considered at the meeting. Abstentions and broker non-votes (as described above) will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.
Q:    How many votes are needed for approval of each proposal presented in this proxy statement?
A: Assuming a quorum is present at the Annual Meeting:
Proposal 1: Directors shall be elected by the affirmative vote of a simple majority of the votes of those shareholders entitled to vote and voting on the election of such nominee (meaning the number of shares voted "for" a nominee must exceed the number of shares voted "against" such nominee). Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the election of director nominees.
Proposals 2, 3 and 4: Approval of each of Proposal 2 (ratification of the appointment of Marcum LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022), Proposal 3 (advisory approval of named executive officer compensation) and Proposal 4 (advisory approval of the frequency of future advisory votes on named executive officer compensation) requires the affirmative vote of a simple majority of the votes of those shareholders entitled to vote and voting on the proposal (meaning the number of shares voted "for" the proposal must exceed the number of shares voted "against" the proposal). Abstentions and broker non-votes will have no impact on the outcome of these proposals and no broker non-votes are expected on Proposal 2.
For Proposal 4 (advisory approval of the frequency of future advisory votes on named executive officer compensation), shareholders are not voting to approve or disapprove the recommendation of the Board; instead, shareholders are selecting one of the frequency alternatives (every 1 year, every 2 years or every 3 years).
Notwithstanding the vote standard required by our amended and restated memorandum and articles of association, Proposals 2, 3 and 4 are only advisory votes and are not binding on us. Our Board of Directors will consider the outcome of the vote on each of these proposals in considering what action, if any, should be taken in response to the advisory vote by shareholders. With respect to Proposal 4, if no frequency option receives the affirmative vote of a simple majority of the votes cast at the Annual Meeting, our Board will consider the option receiving the highest number of votes cast as the preferred frequency option of our shareholders.
Q:    Can I change my vote?
A:    Yes. If you are a shareholder of record, you can change your vote or revoke your proxy by:
•entering a new vote by Internet or by telephone until 11:59 p.m. Eastern Time on June 16, 2022;
•completing and returning a later-dated proxy card at any time before the Annual Meeting;
•notifying Neeta Toprani, General Counsel and Corporate Secretary, in writing at Building B25, Coyol Free Zone, Alajuela 20113, Costa Rica at any time before the Annual Meeting; and
•by virtually attending and voting at the Annual Meeting.
If you are a street name shareholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.
Q:    How are my shares voted if I submit a proxy but do not specify how I want to vote?
A:    If you are a shareholder of record and you submit a properly executed proxy card or complete the telephone or Internet voting procedures but do not specify how you want to vote, your shares will be voted: (1) FOR the election of the three Class I nominees for director; (2) FOR the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for 2022; (3) FOR the compensation of our named executive officers, (4) 1 YEAR for the frequency of future advisory votes on named executive officer compensation, and (5) in the discretion of the persons named as proxies on all other matters that may be brought before the Annual Meeting.
Q:    Who will count the vote?
A:    A representative of Broadridge Financial Services, Inc., an independent tabulator, will count the vote and act as the inspector of elections.
Q:    Who will pay for this proxy solicitation?
A:    We will pay all the costs of soliciting these proxies, except for costs associated with individual shareholder use of the Internet and telephone. In addition to mailing proxy solicitation material, our directors and employees may solicit proxies in person, by telephone or by other electronic means of communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our shareholders.
Q: Where can I find the voting results of the Annual Meeting?
A: We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a current report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a current report on Form 8-K within four business days after the Annual Meeting, we will file a current report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the current report on Form 8-K as soon as they become available.
Q: I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
A: We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple shareholders who share the same address, unless we have received contrary instructions from one or more of such shareholders. This procedure reduces our printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any shareholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a shareholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such shareholder may contact via e-mail at ir@establishmentlabs.com or by mail at:

Establishment Labs Holdings Inc.
Attention: Investor Relations
Building B25
Coyol Free Zone
Alajuela 20113, Costa Rica
+506 2434 2400
Street name shareholders may contact their broker, bank or other nominee to request information about householding.
Q:    How do I submit shareholder proposals or director nominations to be brought before the 2023 annual meeting of shareholders?
A:    Our amended and restated memorandum and articles of association provide that, for nominations of persons for election to our Board or other proposals to be considered at an annual meeting of shareholders, a shareholder must give written notice to our Corporate Secretary, at Establishment Labs Holdings Inc., Building B25, Coyol Free Zone, Alajuela 20113, Costa Rica, not later than the close of business on March 19, 2023 (the ninetieth (90th) day prior to the one-year anniversary of this year’s Annual Meeting) nor earlier than February 17, 2023 (the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary of this year’s Annual Meeting). However, our amended and restated memorandum and articles of association also provide that in the event the date of the 2023 annual meeting of shareholders is more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no annual meeting were held in the preceding year, notice must be received by our Corporate Secretary, not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such 2023 annual meeting of shareholders or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. The proposal must be a proper subject for shareholder action. In addition, to make a nomination or proposal of other business to be considered at the 2023 annual meeting of shareholders, the shareholder must be a shareholder of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the shareholder proposing such business, the number of our shares which are, directly or indirectly, owned beneficially or of record by the shareholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and certain additional information as set forth in our amended and restated memorandum and articles of association.
In addition, a shareholder who intends to solicit proxies in support of director nominees other than the Company’s nominees at the 2023 annual meeting of shareholders must provide written notice to our Corporate Secretary setting forth the information required by Rule 14a-19 under the Exchange Act, unless the required information has been provided in a preliminary or definitive proxy statement previously filed by the shareholders. Such written notice must be provided in accordance with Rule 14a-19 no later than April 18, 2023 (i.e., 60 calendar days before June 17, 2023, the anniversary of this year’s Annual Meeting). If we change the date of the 2023 annual meeting of shareholders by more than 30 days from the date of this year’s Annual Meeting, your written notice must be received by the later of 60 days prior to the date of the 2023 annual meeting of shareholders or the 10th calendar day following the day on which public announcement of the date of the 2023 annual meeting is first made. The notice requirement under Rule 14a-19 is in addition to the applicable notice requirements under our amended and restated memorandum and articles of association as noted above.
Availability of Amended and Restated Memorandum of Association and Articles of Association
A copy of our amended and restated memorandum of association and articles of association is available via the SEC’s website at http://www.sec.gov. You may also contact our Corporate Secretary, at the address set forth above, or the registered agent of the company at Overseas Management Company Trust (B.V.I.) Ltd. of OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands for a copy of the relevant articles provisions regarding the requirements for making shareholder proposals and nominating director candidates.
Q:    When are the shareholder proposals to be included in the proxy materials for the 2023 annual meeting of shareholders due?
A:    All shareholder proposals to be considered for inclusion in next year's proxy statement pursuant to Rule 14a-8 promulgated under the Exchange Act must be submitted in writing to Rajbir S. Denhoy, Chief Financial Officer, at Establishment Labs Holdings Inc., Building B25, Coyol Free Zone, Alajuela 20113, Costa Rica, by January 6, 2023.

PROPOSAL 1: ELECTION OF DIRECTOR
Our business and affairs are managed under the direction of our Board. The number of directors is fixed by our Board, subject to the terms of our amended memorandum and articles of association. Our Board currently consists of eight directors, six of whom qualify as "independent" under the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”).
In accordance with our memorandum and articles of association, our Board is divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our shareholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:
•    The Class I directors are Juan José Chacón Quirós, Nicholas Lewin and Edward Schutter, and each of their terms will expire at the Annual Meeting;
•The Class II directors are Lisa N. Colleran, Dennis Condon and Leslie Gillin, and each of their terms will expire at the annual meeting of shareholders to be held in 2023; and
•The Class III directors are Ann Custin and Bryan Slotkin, and each of their terms will expire at the Annual Meeting annual meeting of shareholders to be held in 2024.
Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors.
Each director named below is currently a director of Establishment Labs. The ages shown are as of the date of this proxy statement. Each director nominee has agreed to serve as a director if elected. If the nominee is unable for any reason or unwilling for good cause to serve at the time of the Annual Meeting, the remaining members of the Board will, in their sole discretion and pursuant to authority granted by the Establishment Labs amended memorandum and articles of association, nominate and vote for a replacement director or reduce the size of the Board.

Name	Age	Class	Position	Term Expiring
Juan José Chacón Quirós	50	I	Chief Executive Officer and Director	2022 - Nominated for re-election
Lisa N. Colleran	64	II	Director	2023
Dennis Condon	73	II	Director	2023
Ann Custin	62	III	Director	2024
Leslie Gillin	52	II	Director	2023
Nicholas Lewin	45	I	Chairman	2022 - Nominated for re-election
Edward Schutter	70	I	Director	2022 - Nominated for re-election
Bryan Slotkin	49	III	Director	2024

Nominees for Election at the 2022 Annual Meeting - Class I Directors

Juan José Chacón Quirós    Director Since 2013
Mr. Chacón Quirós founded Establishment Labs, S.A. in 2004 and has been a director and the Chief Executive Officer of Establishment Labs since its inception in 2013. Mr. Chacón Quirós has been involved in several sectors of the aesthetics industry, including serving for almost a decade as General Manager of an aesthetic medical device distribution business in Latin America, and prior to that as Business Development Manager of a plastic and reconstructive surgery clinic in Costa Rica. He also served as President of the Rugby Federation of Costa Rica from 2009 to 2015. Mr. Chacón Quirós received his Baccalaureate at the Academie de Poitiers (Economics) and attended the University of Massachusetts at Amherst. He holds the MIT Sloan Advanced Certificate for Executives (ACE) in Management, Innovation and Technology and Board Director Diploma from IMD business school in Switzerland. We believe Mr. Chacón Quirós is qualified to serve on our Board due to his service as an executive officer of our company, extensive knowledge of aesthetic medical device company operations, and extensive experience working with companies, regulators and other stakeholders in the aesthetic medical device industry.
Nicholas Lewin    Director Since 2015
Mr. Lewin has served on our Board since September 2015, and as Chairman since December 2017. He has been a Managing Partner at Crown Predator Holdings since 2000 and has been a private investor since 2000. He has invested across multiple industries, with a particular focus on companies with innovative technologies and strong intellectual property, including activist situations that require working with management. He has been a director of Halo Maritime Defense Systems, a privately held provider of maritime security product and solutions, since 2007. Mr. Lewin also served as a director of Dura Medic, LLC a durable medical equipment provider from 2006 to 2018. Mr. Lewin holds a bachelor’s degree in Political Science from Johns Hopkins University. We believe Mr. Lewin is qualified to serve on our Board due to his experience as an investor in, and director of, innovative companies, including health care companies.
Edward Schutter    Director Since 2015
Mr. Schutter has served on our Board since September 2015. He was Chief Executive Officer of Arbor Pharmaceuticals from 2010 to 2021. Prior to Arbor, Mr. Schutter served as President of Sciele (Shionogi U.S.) Pharmaceuticals. Prior to Sciele, he served as Vice President of Global Business development at Solvay Pharmaceuticals based in Basel, Switzerland. He has also held several senior management roles at the U.S. subsidiary of Solvay during his twenty years with the organization. He began his pharmaceutical career with Reid-Provident Labs, a small entrepreneurial pharmaceutical company based in Atlanta, GA. Mr. Schutter is a registered pharmacist with a BS degree in Pharmaceutical Sciences from Mercer University, an MBA from Kennesaw State University and has completed graduate studies in International Business at Njienrode University, Amsterdam, Netherlands. He is currently a board member of Terrascend (TER.CN:CNQ), Vitruvias Therapeutics, and Intrance Medical and has been a previous board member of several other public, private and non-profit organizations. We believe Mr. Schutter is qualified to serve on our Board due to his experience as a chief executive officer and director in the health care industry.

Continuing Directors

Lisa N. Colleran    Director Since 2015
Ms. Colleran has served on our Board since November 2015. She served as Global President of LifeCell Corporation from August 2008 to January 2012 after the company was acquired by Kinetic Concepts, Inc. In January 2012, Ms. Colleran was appointed Chief Executive Officer and Director of LifeCell Corporation, a position she held until April 2013. Ms. Colleran originally joined LifeCell in 2002 as the Vice President of Marketing and Business Development and later served as Senior Vice President of Commercial Operations. Prior to joining LifeCell, Ms. Colleran spent 20 years at Baxter Healthcare Corporation in various sales, marketing, business development and general management roles with international experience. She was appointed Vice President, Marketing for Baxter's U.S. Renal business in 1997 and served in that role until 2001 when she was promoted to Vice President/General Manager of the company's Renal Pharmaceuticals business. Ms. Colleran has served on the Board of Directors of Tela Bio, Inc. since April 2020, and she previously served on the Board of Rockwell Medical, Inc. from March 2018 to April 2020, NOVADAQ Technologies Inc. from January 2017 to August 2017 and AxoGen Corporation from July 2018 to October 2018. Ms. Colleran received her Bachelor of Science from Molloy College and an M.B.A. from Loyola University of Chicago. We believe Ms. Colleran is qualified to serve on our Board due to her years of international operational experience, including sales and marketing, surgeon education and new product launches, and her extensive experience at large, growing companies.
Dennis Condon    Director Since 2017
Mr. Condon has served on our Board since December 2017. He was President and Chief Executive Officer of Merz Aesthetics (formerly BioForm Medical) from July 2007 to January 2013. From March 2006 to May 2007, Mr. Condon was President and Chief Executive Officer of Aspara Medical, and was President and Chief Executive Officer of Reliant Technology from January 2005 to February 2006. Prior to joining Reliant Technology, Mr. Condon held various roles at Spa Medicus, The Plastic Surgery Company and Mentor Corporation. Mr. Condon has served on the Board of Directors of Suneva Medical since September 2016 and AirXpanders Inc from 2012 to July 2019. Mr. Condon holds a bachelor’s degree in Biological Science from University of California, Davis. We believe Mr. Condon is qualified to serve on our Board due to his years of operational and executive leadership experience, and his experience at large, growing companies.
Ann Custin    Director Since 2020
Ms. Custin has served on our Board since July 2020. She served as Chief Financial Officer and on the board of directors of Siemens Medical Solutions Inc. from February 2012 to December 2019. Ms. Custin previously served as Chief Operating and Financial Officer of Scient’x and President and CEO USA of Draeger Medical Systems from 2004 to 2008. She has served on the Board of Directors of Mayne Pharma Group since March 2022 and Volpara Health Tech since September 2021. Ms. Custin holds a B.A. in Accounting from Queens College, CUNY. We believe Ms. Custin is qualified to serve on our Board due to her extensive career in healthcare across Europe, the Americas, and Asia.

Leslie Gillin    Director Since 2020
Mr. Gillin has served on our Board since December 2020. Ms. Gillin is the Chief Growth Officer of Pagaya Technologies LTD, a position she has held since October 2021, where she oversees business development, partnerships, marketing, and leads growth for the company and its partners. Previously, Ms. Gillin served as Chief Marketing Officer of JPMorgan Chase & Co. from January 2020 to April 2021 and as President, Co-Brand Cards from February 2017 to January 2020. Ms. Gillin has over 25 years of experience in senior executive leadership roles at Bank of America, Citi, and JP Morgan Chase. Ms. Gillin holds a B.A. in International Relations and Affairs from University of Delaware. We believe Ms. Gillin is qualified to serve on our Board due to her extensive experience in marketing and product and business development in large corporations.
Bryan Slotkin    Director Since 2020
Mr. Slotkin has served on our Board since July 2020. He is a partner with PJT Partners, a global advisory-focused investment bank, a position he has held since June 2018. Mr. Slotkin was a Partner with Discovery Land Company from July 2017 to June 2018 and a Managing Director with Goldman Sachs from May 2007 to June 2017. Mr. Slotkin holds a B.S. in Finance from Rutgers College, and a J.D. and M.B.A. from George Washington University. We believe Mr. Slotkin is qualified to serve on our Board due to his experience in the financial industry.

Vote Required and Board Recommendation
Directors shall be elected by the affirmative vote of a simple majority of the votes of those shareholders entitled to vote and voting on the election of such nominee at the Annual Meeting (meaning the number of shares voted "for" a nominee must exceed the number of shares voted "against" such nominee). Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the election of director nominees.

OUR BOARD RECOMMENDS A VOTE FOR THE THREE CLASS I DIRECTOR NOMINEES.

CORPORATE GOVERNANCE
Corporate Governance
Our Board believes that sound corporate governance is fundamental to the overall success of Establishment Labs and believes that it has adopted corporate governance practices that are aligned with the interests of our shareholders and our corporate business strategy. It is our policy to have our Board regularly review our corporate governance practices for compliance with applicable rules, listing standards and regulations, as well as best practices suggested by recognized corporate governance authorities, and modify our practices as warranted.
Corporate Governance Guidelines and Other Documents
Our Corporate Governance Guidelines, which were adopted by our Board, along with the charters for the standing committees of the Board and our Code of Business Conduct and Ethics serve to guide the operation and direction of the Board and its committees. These documents are published under "Corporate Governance" in the Investors section of our website at https://establishmentlabs.com.
The Board
The Board’s primary functions are to:
•    Oversee management performance on behalf of our shareholders;
•    Advocate on behalf of the long-term interests of our shareholders;
•    Monitor adherence to Establishment Labs’ established procedures, standards and policies;
•    Be actively involved in the oversight of risk that could affect Establishment Labs;
•    Promote the exercise of sound corporate governance; and
•    Carry out other duties and responsibilities as may be required by applicable state, federal and foreign laws, as well as the Nasdaq Rules.
Board Meetings
During 2021, the Board met 12 times and took action by written consent four times. In 2021, all of the directors attended at least 75% of the meetings of the Board and the standing committees of which they were members during the period which such director served on the Board, either in person or by phone.
Director Attendance at Annual Meetings
We strongly encourage all directors to attend the Annual Meeting. In 2021, all of our then-current directors attended the Annual Meeting.
Director Independence
Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. Under the applicable Nasdaq listing standards, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Our Board has undertaken a review of the independence of each director. Our Board has determined that Mses. Colleran, Custin and Gillin, and Messrs. Schutter, Condon and Slotkin do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of Nasdaq. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our common shares by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.” In addition, our Board previously determined that Dr. David Hung and Ms. Lisa Gersh were each an independent director during his or her service on the Board through February 2021 and March 2022, respectively. Our Board has determined that Mr. Chacón Quirós and Mr. Lewin are not independent directors.
Board Leadership Structure
Our Board does not have a policy on whether the offices of Chairman of the Board and Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from among the independent directors. Our Board believes that it should have the flexibility to make these determinations at any given time in the way it believes best to provide appropriate leadership for us at that time. Our Board has reviewed our current Board leadership structure in light of the composition of the Board, our size, the nature of our business, the regulatory framework under which we operate, and other relevant factors. Considering these factors, Mr. Chacón Quirós serves as our Chief Executive Officer, and Mr. Lewin serves as our Chairman and has authority, among other things, to preside over Board meetings, and to call special meetings of the Board. However, no single leadership model is right for all companies and at all times. Our Board recognizes that depending on the circumstances, other leadership models might be appropriate in the future. As a result, our Board may periodically review its leadership structure.
Board Role in Risk Oversight
Our Board is primarily responsible for the oversight of our risk management activities and has delegated to the Audit Committee the responsibility to assist our Board in this task. The Audit Committee also monitors our system of disclosure controls and procedures and internal control over financial reporting and reviews contingent financial liabilities. The Audit Committee, among other things, reviews and discusses with management reports regarding our enterprise risk management activities, including management’s assessment of our major risk exposures and the steps taken to monitor and manage those exposures. As part of its review of our enterprise risk management activities, the Audit Committee also reviews and discusses with management risks related to information technology and cybersecurity matters.
While our Board oversees our risk management, our management is responsible for day-to-day risk management processes. Our Board expects our management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the Board. We believe this division of responsibilities is the most effective approach for addressing the risks we face.
Annual Board and Committee Evaluations
Our Nominating and Corporate Governance Committee oversees an annual self-evaluation by the Board, each committee of the Board and each Board member. The Nominating and Corporate Governance Committee utilizes the results of this Board evaluation process in assessing and determining the characteristics and critical skills required of prospective candidates for election to the Board and for current directors seeking re-election in an effort to further the interests of the Company and its shareholders in a manner consistent with the Company’s mission and core values.
Code of Business Conduct and Ethics
Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our chief executive officer, and other executive and senior financial officers. A copy of the code is posted under "Corporate Governance" in the Investors section of our website at https://establishmentlabs.com. If we make amendments to, or grant any waivers from, the Code of Business Conduct and Ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K to the extent required by applicable law.
Insider Trading, Anti-Pledging, Anti-Hedging
In connection with our initial public offering, we amended our Insider Trading Policy and Guidelines with Respect to Certain Transactions in Securities, which together constitute our company's insider trading policy. This policy governs the trading in our securities by directors, officers and employees, their family members, other members of their household, entities controlled by a person covered by the policy, and designated outsiders who have or may have access to our material nonpublic information (collectively referred to as "Insiders"). In addition to other prohibited activities, the policy states that, absent an exception approved by our Chief Financial Officer, in consultation with our Board or an independent committee of the Board, (i) no employee, including Insiders, may trade in Establishment Labs securities while in the possession of material nonpublic information concerning our company; (ii) no Insider may trade in Establishment Labs securities during designated black-out periods; (iii) certain Insiders are required to obtain pre-clearance to trade in Establishment Labs securities; (iv) no Insider may hold any Establishment Labs securities in a margin account or pledge Establishment Labs securities as collateral for a loan; (v) no Insider may engage in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to Establishment Labs securities, which such prohibition extends to any hedging or similar transaction, such as the purchase of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) designed to hedge or offset any decrease in the market value of Establishment Labs securities; and (vi) no Insider may at any time sell any of our securities that are not owned by such Insider at the time of the sale.
Director Share Ownership Policy
The Board has adopted a share ownership policy that is applicable to our non-employee directors. The policy requires each non-employee director to own common shares having a value equal to the lesser of (i) the number of common shares having a market value equal to $150,000 (i.e., three times the annual cash retainer to our non-employee directors) determined as of a particular date based on the closing price of our common shares on Nasdaq, or (ii) the number of common shares, calculated as of the most recent January 1, determined by dividing $150,000 by the average closing price of our common stock on Nasdaq for the 30 consecutive trading days ending on the trading day immediately preceding the applicable January 1 determination date. Our non-employee directors are required to be in compliance with this ownership level by the later of January 1, 2025 or five years from the date he or she is appointed to the Board, and are required to retain at least 25% of the shares received in respect of equity awards until they are in compliance.
Clawback Policy
The Board has adopted a compensation recoupment policy whereby in the event of a restatement of our financial statements due to material noncompliance with any financial reporting requirement under applicable securities laws, the Board is required to review our incentive compensation awards and may, if it determines appropriate, require the reimbursement of incentive compensation that a ‘covered person’ received as a result of the incorrect financial results. For purposes of the policy, the term ‘covered person’ includes any current or former employee at the Vice President level or higher, any current or former consultant who has received awards under our equity plans and any other key employees designated by the Board as subject to the policy. Performance bonuses, stock options, restricted stock units, performance stock units (including any amounts deferred) or any type of awards that may be issued under our equity plans are each subject to the terms of this clawback policy.

Communications to Directors
Shareholders and other interested parties may address written communications to individual directors, including directors, or to the Board as a whole, by writing to the Chairman of the Board at Establishment Labs Holdings Inc., Building B25, Coyol Free Zone, Alajuela 20113, Costa Rica. All communications from shareholders should set forth (i) the name and address of the shareholder as it appears on the record books of Establishment Labs and, if the shareholder’s common shares are held by a bank, broker or other nominee, the name and address of the beneficial owner, on whose behalf the communication is submitted and (ii) the number of common shares that are owned of record by the record holder and beneficially owned by the beneficial owner, as applicable. The Chairman will compile such communications and forward them to the directors on a periodic basis. However, the Chairman has authority to disregard any communication that is primarily an advertisement or solicitation, relates to matters of a personal nature not relevant for the Board to consider, or is threatening, obscene, or similarly inappropriate in nature.

COMMITTEES OF THE BOARD
Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition and responsibilities of each of the committees of our Board are described below. Members will serve on these committees until their resignation or until as otherwise determined by our Board.
Audit Committee
Our Audit Committee is a standing committee of the Board and is comprised of four of our independent directors, as defined under and required by Rule 10A-3 of the Exchange Act and the Nasdaq rules, (Ms. Colleran, Ms. Custin, Mr. Schutter and Mr. Slotkin), with Ms. Colleran serving as committee chair. In addition, our Board has determined that each of Ms. Colleran, Ms. Custin, Mr. Schutter and Mr. Slotkin is an “Audit Committee financial expert” within the meaning of Item 407(d) of Regulation S-K under the United States Securities Act of 1933, as amended. Our Audit Committee is responsible for, among other things:
•    selecting and hiring our registered public accounting firm;
•    evaluating the performance and independence of our registered public accounting firm;
•    approving the audit and pre-approving any non-audit services to be performed by our registered public accounting firm;
•    reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;
•    reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;
•    overseeing procedures for the treatment of complaints on accounting, internal accounting controls or audit matters;
•    reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports; and
•    reviewing and approving in advance any proposed related person transactions.
The Audit Committee is responsible for appointing our independent registered public accounting firm, approving engagement fees and engagements, and reviewing the independence and quality of the independent registered public accounting firm. The Audit Committee is also responsible for reviewing audit plans, audit reports, and recommendations of the independent registered public accounting firm and, once established, any internal audit function. The Audit Committee reviews systems of internal accounting controls and audit results. The Audit Committee also reviews and discusses with management, Establishment Labs’ financial statements, earnings releases and earnings guidance. In addition, the Audit Committee reviews Establishment Labs’ compliance with regulatory requirements and the Establishment Labs' Code of Business Conduct and Ethics.
The Audit Committee met six times during the fiscal year ended December 31, 2021. Our Audit Committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the Nasdaq. A complete copy of the Audit Committee Charter is available under "Corporate Governance" in the Investors section of our website at https://establishmentlabs.com.
Compensation Committee
The Compensation Committee is a standing committee of the Board and establishes executive compensation policies and reviews and approves senior executive compensation. The Chief Executive

Officer recommends to the Compensation Committee the form and level of compensation for each named executive officer other than himself. The Compensation Committee reviews and approves corporate goals and objectives relevant to the Chief Executive Officer's compensation, evaluates the Chief Executive Officer's performance against those objectives, and makes recommendations to the Board regarding the Chief Executive Officer's compensation. The Compensation Committee does not delegate authority to perform any of the foregoing functions with respect to the compensation of any named executive officer. In addition, the Compensation Committee reviews director compensation periodically and makes recommendations regarding director compensation to the Board for approval.
Our Compensation Committee is comprised of three of our independent directors, as defined under and required by Rule 10C-1 of the Exchange Act and the Nasdaq rules (Mses. Custin and Gillin and Mr. Schutter), with Mr. Schutter serving as committee chair. In addition, in determining the independence of each of Mses. Custin and Gillin and Mr. Schutter, the Board considered whether each director has a relationship with the company that is material to the director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee. Each member of the Compensation Committee is also a non-employee director (as defined pursuant to Rule 16b-3 promulgated under the Exchange Act) . The purpose of our Compensation Committee is to discharge the responsibilities of our Board relating to compensation of our executive officers. Our Compensation Committee is responsible for, among other things:
•    reviewing and approving our Chief Executive Officer’s and other executive officers’ annual base salaries, incentive compensation plans, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control agreements and any other benefits, compensation or arrangements;
•    administering our equity compensation plans; and
•    overseeing our overall compensation philosophy, compensation plans and benefits programs.
The Compensation Committee met seven times during the fiscal year ended December 31, 2021. Our Compensation Committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the Nasdaq. A complete copy of the Compensation Committee Charter is available under "Corporate Governance" in the Investors section of our website at https://establishmentlabs.com.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee has ever been an officer or employee of the Company. None of our executive officers serve, or have served during the last fiscal year, as a member of a board of directors, Compensation Committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving on our Board or on our Compensation Committee.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is a standing committee of the Board and consists of three independent directors as defined under Nasdaq rules (Ms. Gillin and Messrs. Condon and Slotkin), with Mr. Condon serving as the committee chair. Our Nominating and Corporate Governance Committee is responsible for, among other things:
•    evaluating and making recommendations regarding the composition, organization and governance of our Board and its committees;
•    evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;

•    reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations; and
•    reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the Audit Committee.
The Nominating and Corporate Governance Committee met 4 times during the fiscal year ended December 31, 2021. The Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable listing requirements and rules of the Nasdaq. A complete copy of the Nominating and Corporate Governance Committee Charter is available under "Corporate Governance" in the Investors section of our website at https://establishmentlabs.com.
Identifying and Evaluating Director Nominees
The Board has delegated the director selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board, and of management, will be requested to take part in the process as appropriate.
Generally, the Nominating and Corporate Governance Committee is responsible for identifying candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by shareholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, it is our policy that the Nominating and Corporate Governance Committee confirm that the candidates meet all of the desired qualifications, expertise and characteristics sought of Board members and established by the Nominating and Corporate Governance Committee and the Board from time to time as discussed below. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee would then meet as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee would recommend candidates for the Board's approval as director nominees for election to the Board at an annual meeting of shareholders or to fill any vacancy on the Board occurring between annual meetings of shareholders.
Minimum Qualifications
In evaluating proposed director candidates, the Nominating and Corporate Governance Committee may consider all facts and circumstances that it deems appropriate or advisable, including, among other things, the candidate’s character, professional ethics and integrity, judgment, business acumen, proven achievement and competence in one’s field, the ability to exercise sound business judgment, skills that are complementary to the Board, an understanding of our business, an understanding of the responsibilities that are required of a member of the Board, other time commitments, diversity with respect to professional background, education, race, ethnicity, gender, age and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board. In addition, our Nominating and Corporate Governance Committee shall recommend that the Board select persons for nomination to help ensure that a majority of our Board is "independent" under applicable rules of Nasdaq and that all members of each of our standings committees of our Board are "independent."

Shareholder Recommendations
Shareholders may submit recommendations for director candidates to the Nominating and Corporate Governance Committee by sending the individual's name and qualifications to our Corporate Secretary, at Establishment Labs Holdings Inc., Building B25, Coyol Free Zone, Alajuela 20113, Costa Rica. The Nominating and Corporate Governance Committee will evaluate any candidates recommended by shareholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

NON-EMPLOYEE DIRECTOR COMPENSATION
We believe that granting equity and cash compensation to members of the Board represents an effective tool to attract, retain, and reward directors who are not Establishment Labs’ employees. Our policy has been and will continue to be to reimburse our directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board and committees of the Board. We have adopted a formal policy pursuant to which our non-employee directors will be eligible to receive compensation for service on our Board and committees of our Board.
2021 Compensation Policy

Annual Retainer
Board of Directors:
Members	$35,000
Additional retainer for Chairman of the Board	$25,000
Audit Committee:
Chair	$15,000
Non-Chair members	$7,500
Compensation Committee:
Chair	$12,000
Non-Chair members	$6,000
Nominating and Corporate Governance Committee:
Chair	$8,000
Non-Chair members	$4,000
Each such non-employee director will be granted an initial award of 12,000 shares of nonqualified share options which will vest as to 1/3 of the shares subject to the initial award on the yearly anniversary of the date of grant, provided that the director continues to serve as a non-employee director through the applicable vesting date. In addition, the non-employee directors will be granted an annual award of 10,000 shares of nonqualified share options, which will be granted upon the earlier of the one (1) year anniversary of the grant date or the day prior to the next annual meeting occurring after the grant date, in each case, provided that the non-employee director continues to serve as an non-employee director through the applicable vesting date.

2022 Compensation Policy

Annual Retainer
Board of Directors:
Members	$50,000
Additional retainer for Chairman of the Board	$50,000
Audit Committee:
Chair	$20,000
Non-Chair members	$10,000
Compensation Committee:
Chair	$15,000
Non-Chair members	$7,500
Nominating and Corporate Governance Committee:
Chair	$10,000
Non-Chair members	$5,000

Each such non-employee director will be granted an initial award of restricted share units having a grant date value equal to $125,000 which will vest as to 1/3 of the shares subject to the initial award on the yearly anniversary of the date of grant, provided that the director continues to serve as a non-employee director through the applicable vesting date. In addition, the non-employee directors will be granted an annual award of restricted share units having a grant date value equal to $125,000, which will be vested upon the earlier of the one (1) year anniversary of the grant date or the day prior to the next annual meeting occurring after the grant date, in each case, provided that the non-employee director continues to serve as an non-employee director through the applicable vesting date. In addition to the initial award described above, upon initial appointment to the Board each non-employee director will also receive a pro-rata annual equity award covering the time between the non-employee director’s initial appointment to the Board and the next annual meeting of shareholders.
2021 Non-Employee Director Compensation
The following table presents the total compensation for each person who served as a non-employee member of our Board during 2021:

Name	Fees Earned or Paid in Cash	Option Awards (1) (3)	Total
Lisa N. Colleran	$40,777	$438,795	$479,572
Dennis E. Condon	$31,486	$438,795	$470,281
Ann Custin	$10,280	$469,038	$479,318
Lisa Gersh	$37,738	$438,795	$476,533
Leslie Gillin	$—	$469,038	$469,038
Nicholas Lewin (2)	$44,837	$1,212,755	$1,257,592
Edward J. Schutter	$40,727	$438,795	$479,522
Bryan Slotkin	$—	$469,038	$469,038

(1)     The aggregate grant date fair value of these awards was computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 and excludes the effects of estimated forfeitures. The reported award values have been determined using the assumptions described in Note 10 to the Consolidated Financial Statements included in our 2021 Annual Report.

(2)    For Mr. Lewin, the amounts reported in the option awards column include a stock option award for 20,000 options with a grant date fair value of $38.70 per option that was granted to him on February 15, 2021 in consideration for consulting services he performs for us in addition to his services as a non-employee director.
(3)    The following chart sets forth the number of outstanding stock options held by each non-employee director as of December 31, 2021. None of the non-employee directors held restricted share or restricted share unit awards as of December 31, 2021.

Name	Outstanding Stock Options
Lisa N. Colleran	10,000
Dennis E. Condon	10,000
Ann Custin	12,000
Lisa Gersh	14,000
Leslie Gillin	12,000
Nicholas Lewin	92,500
Edward J. Schutter	10,000
Bryan Slotkin	12,000

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Related Party Transactions
We have adopted a formal written policy regarding the approval of any ‘related party transaction,’ which is any transaction, arrangement or relationship in which we are a participant and in which any ‘related person’ has, had or will have a director or indirect material interest and the aggregate amount exceeds $120,000. A ‘related person’ is defined as our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common shares and any member of the immediate family of any of the foregoing persons. Under the policy, our Audit Committee will review and approve, disapprove or ratify all related party transactions, subject to the exceptions described below.
In determining whether to approve or ratify a related party transaction, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to our Audit Committee, including, among other things, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. Our Audit Committee has also determined that certain transactions shall be deemed to be pre-approved by the Audit Committee, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% equity interest in such company and the aggregate amount involved does not exceed the greater of $200,000 or 2% of the recipient’s consolidated gross revenues, transactions where a related party’s interest arises solely from the ownership of a class of our equity securities, and all holders of our common shares received the same benefit on a pro rata basis and transactions available to all employees generally.
It is our intention to ensure that all future transactions between us and our officers, directors and principal shareholders and their affiliates, are approved by the Audit Committee of our Board and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.
Below we describe all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K since January 1, 2021.
Related Party Transactions
On April 1, 2022, we entered into a consulting agreement with Lisa Gersh, who served on our Board of Directors until March 31, 2022. Pursuant to the consulting agreement, Ms. Gersh will perform consulting services as requested by us, with the expectation that she will advise our Board on elements of corporate leadership and governance. As payment for Ms. Gersh’s consulting services, we will pay Ms. Gersh a consulting fee of $175,000 per year in equal quarterly installments and her outstanding equity awards granted during her term as a member of the Board of Directors will continue to vest in accordance with their terms. The consulting agreement terminates on March 31, 2024.
During the year ended December 31, 2021, the Company recorded revenue of $1.4 million for product sales to Herramientas Medicas, S.A., a distribution company owned by a family member of the Chief Executive Officer of the Company. Accounts receivable owed to the Company from this distribution company amounted to approximately $0.4 million as of December 31, 2021.
During 2021, we also paid $171,000 to Catalyze Work, LLC, the company owned by Pratip Dastidar, Head of Global Operations for consulting services regarding business architecture, governance and value assistance to clients.
In 2016, the Company also entered into a separate agreement with Dr. Chacón Quirós, the brother of the Company’s Chief Executive Officer Juan José Chacón Quirós, to maintain his clinic in Costa Rica as a MotivaImagine Excellence Center and to host and train physicians in the use of the Company products in relevant procedures, among other services, in exchange for cash reimbursement of up to $4,500 per day that such services are rendered. During the year ended December 31, 2021, the Company paid Dr. Chacón Quirós approximately $0.4 million for services rendered.
Registration Rights
We are party to an investors’ rights agreement with certain of our shareholders. The investors’ rights agreement grants such shareholders certain registration rights, which include demand registration rights, piggyback registration rights and short-form registration rights, with respect to our common shares.
Limitation of Liability and Indemnification of Officers and Directors
Our amended and restated memorandum and articles of association contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by British Virgin Islands law. Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained under British Virgin Islands law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Proposal
Marcum LLP has served as our independent registered public accounting firm since 2016 and has been appointed by the Audit Committee to continue as our independent registered public accounting firm for 2022. We are not required to submit the appointment of Marcum LLP as our independent registered public accounting firm for shareholder approval. However, we are submitting the appointment for ratification as a matter of good corporate practice. In the event that ratification of the appointment of Marcum LLP as our independent registered public accounting firm for 2022 is not approved by the shareholders at the Annual Meeting, the Board will reconsider whether or not to retain Marcum LLP. Even if the appointment of Marcum LLP is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our shareholders.
A representative of Marcum LLP is expected to participate in the Annual Meeting to respond to appropriate questions and to make any other statement deemed appropriate. The representatives will also be afforded an opportunity to make such statements as they desire.
Independent Registered Public Accounting Firm—Fee Information
The following table presents fees for professional audit services and other services rendered by Marcum LLP for our fiscal years ended December 31, 2021 and 2020.

	2021	2020
Audit Fees (1)	$730,000	$390,000
Audit-Related Fees (2)	$10,000	$25,000
Tax Fees	$—	$—
All Other Fees	$—	$—
Total Fees	$740,000	$415,000

(1)Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K, including the audit of the Company's internal control over financial reporting, and for reviews of the financial statements included in our quarterly reports on Form 10-Q for services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years.
(2)Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services could include accounting consultations concerning financial accounting and reporting standards, due diligence procedures in connection with acquisition and procedures related to other attest services. Fees for fiscal 2021 consisted of professional services rendered in connection with auditing our Registration Statement on Form S-8. Fees for fiscal 2020 consisted of professional services rendered in connection with auditing the adoption of ASC 842, Leases, and the Registration Statement on Form S-8.
Pre-Approval Policies and Procedures
It is the policy of the Audit Committee to pre-approve all services, audit and non-audit, to be provided to us by our independent registered public accounting firm, except where pre-approval is not required because such non-audit services are de minimis under the rules of the SEC, in which case subsequent approval may be obtained. In addition, the Audit Committee may delegate to one or more designated members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decision is presented to the full Audit Committee at its scheduled meetings.
All services provided by Marcum LLP as our independent registered public accounting firm as disclosed above under “Independent Registered Public Accounting Firm – Fee Information” were pre-approved by the Audit Committee.
Vote Required and Board Recommendation
Approval of this proposal requires the affirmative vote of a simple majority of the votes of the common shares entitled to vote and voting on this Proposal 2. Abstentions will have no effect on voting for this proposal. No broker non-votes are expected on Proposal 2.

OUR BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF MARCUM LLP AS ESTABLISHMENT LABS' INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022.

REPORT OF THE AUDIT COMMITTEE
Our Audit Committee is composed of four directors, all of whom the Board has determined to be independent within the meaning of the Nasdaq and SEC Rules, and all of whom meet the requirements for financial literacy under applicable rules and regulations of the Nasdaq and the SEC and otherwise meet the requirements for service on audit committees pursuant to such rules and regulations. The Board has determined that each of Ms. Colleran, Ms. Custin, Mr. Schutter and Mr. Slotkin is an "Audit Committee financial expert" as defined under the applicable rules of the SEC. The Audit Committee assists the Board in general oversight of our financial accounting and reporting process, system of internal control and audit process.
Our management has primary responsibility for our consolidated financial statements and for maintaining effective internal control over financial reporting. Our independent registered public accounting firm, Marcum LLP, are responsible for expressing an opinion on our consolidated financial statements as to whether they present fairly, in all material respects, our consolidated financial position, results of operations and cash flows, in conformity with GAAP. This opinion is based on their audits.
In this context, the Audit Committee reports as follows:
1.    The Audit Committee has reviewed and discussed the audited consolidated financial statements with our management;
2. The Audit Committee has discussed with our independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC;
3. The Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence; and
4. Based on the review and discussion referred to in the above paragraphs, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10‑K for the fiscal year ended December 31, 2021 for filing with the SEC.
The Audit Committee has also appointed Marcum LLP as our independent registered public account firm, and our Board has recommended that our shareholders ratify such appointment, to audit our consolidated financial statements for the year ending December 31, 2022, and to provide review services for each of the quarters in the year ending December 31, 2022.
Submitted by the Audit Committee

Lisa N. Colleran (Chair)
Ann Custin
Edward Schutter
Bryan Slotkin

The information contained in the above Report of the Audit Committee shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our common shares as of March 31, 2022 (unless otherwise indicated) by:
•    each person known to us to beneficially own more than five percent of our outstanding common shares;
•    each of our named executive officers;
•    each of our directors; and
•    all directors and executive officers as a group.
We have based our calculation of the percentage of beneficial ownership on 24,194,086 common shares as of March 31, 2022. We have deemed our common shares subject to share options that are currently exercisable or exercisable within 60 days of March 31, 2022 to be outstanding and to be beneficially owned by the person holding the share option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percentage (%)
Greater than 5% Shareholders
JW Partners, LP (1)	3,177,485	12.89
RTW Investments, LP (2)	2,319,138	9.59
Nantahala Capital Management, LLC (3)	2,151,454	8.89
Brown Advisory Incorporated (4)	1,668,969	6.90
Pura Vida Investments, LLC (5)	1,319,398	5.45

Named Executive Officers:
Juan José Chacón Quirós (6)	1,371,818	5.67
Pratip Dastidar (7)	27,971	*
Rajbir S. Denhoy (8)	25,000	*

Directors:
Dennis Condon (9)	39,780	*
Edward Schutter (10)	365,342	1.51
Lisa N. Colleran (11)	109,711	*
Ann Custin	—	*
Bryan Slotkin (12)	9,250	*
Leslie Gillin	—	*
Nicholas Lewin (13)	1,048,533	4.33
All current directors and executive officers as a group (10 persons) (14)	2,997,405	12.39

*    Indicates beneficial ownership of less than one percent.

(1)Beneficial ownership information is as of April 13, 2022 and is based on information reported on a Form 4 filed by JW Asset Management, LLC with the SEC on April 14, 2022. The business address of JW Partners, LP is 489 Fifth Avenue, 29th Floor, New York, NY 10017.
(2)Beneficial ownership information is as of December 31, 2021 and is based on information reported on a Schedule 13G/A filed by RTW Investments, LP with the SEC on February 14, 2022. The Schedule 13G/A indicates that RTW Investments, LP and Roderick Wong have shared dispositive power over 2,319,138 of our common shares and shared dispositive power over 2,319,138 of our common shares. Roderick Wong is the managing partner and Chief Investment Officer of RTW Investments, LP. The business address for RTW Investments, LP is 40 10th Avenue, Floor 7, New York, NY 10014.
(3)Beneficial ownership information is as of December 31, 2021 and is based on information reported on a Schedule 13G/A filed by Nantahala Capital Management with the SEC on February 14, 2022. The Schedule 13G/A indicates that (i) Nantahala Capital Management and Wilmot B. Harkey have shared dispositive power over 2,123,236 of our common shares and shared dispositive power over 2,123,236 of our common shares, and (ii) Daniel Mack has sole voting power over 28,218 of our common shares, shared voting power over 2,123,236 of our common shares, sole dispositive power over 28,218 of our common shares and shared dispositive power over 2,123,236 of our common shares. Each of Messrs. Harkey and Mack are managing members of Nantahala Capital Management, an investment advisor that holds our common shares through funds and separately managed accounts. The business address for Nantahala Capital Management, LLC is 130 Main St. 2nd Floor, New Canaan, CT 06840.
(4)Beneficial ownership information is as of December 31, 2021 and is based on information reported on a Schedule 13G/A filed by Brown Advisory Incorporated with the SEC on February 7, 2022. The Schedule 13G/A indicates that (i) Brown Advisory Incorporated has sole voting power over 1,441,994 of our common shares and shared dispositive power over 1,668,969 of our common shares, (ii) Brown Investment Advisory & Trust Company has sole voting power over 8,800 of our common shares and shared dispositive power over 8,800 of our common shares, and (iii) Brown Advisory LLC has sole voting power over 1,433,194 of our common shares and shared dispositive power over 1,660,169 of our common shares. The business address for Brown Advisory Incorporated is 901 South Bond Street, Suite #400, Baltimore, Maryland 21231.
(5)Beneficial ownership information is as of December 31, 2021 and is based on information reported on a Schedule 13G/A filed by Pura Vida Investments, LLC with the SEC on February 14, 2022. The Schedule 13G/A indicates that Pura Vida Investments, LLC and Efrem Kamen have shared voting power over 1,319,398 of our common shares and shared dispositive power over 1,319,398 of our common shares. Efrem Kamen is managing member of Pura Vida Investments, LLC. The address of Pura Vida Investments, LLC is 888 7th Avenue 6th Floor New York, New York 10106.
(6)Consists of (a) 194,240 common shares held by Mr. Chacón Quirós, (b) 49,314 common shares issuable pursuant to outstanding share options exercisable within 60 days of March 31, 2022 and (c) 1,128,264 common shares held by Sariel LLC. Mr. Chacón Quirós, our Chief Executive Officer, is a shareholder of Sariel LLC and has voting and dispositive power over the common shares owned by Sariel LLC.
(7)Consists of (a) 4,471 common shares and (b) 23,500 common shares issuable pursuant to outstanding share options exercisable within 60 days of March 31, 2022.
(8)Consists of 25,000 common shares issuable pursuant to outstanding share options exercisable within 60 days of March 31, 2022.
(9)Consists of 39,780 common shares issuable pursuant to outstanding share options exercisable within 60 days of March 31, 2022.
(10)Consists of (a) 298,562 common shares and (b) 66,780 common shares issuable pursuant to outstanding share options exercisable within 60 days of March 31, 2022.
(11)Consists of (a) 42,931 common shares and (b) 66,780 common shares issuable pursuant to outstanding share options exercisable within 60 days of March 31, 2022.
(12)Consists of 9,250 common shares.

(13)Consists of (a) 780,463 common shares held by Mr. Lewin, (b) 8,790 shares held by Mr. Lewin's spouse and (b) 259,280 common shares issuable pursuant to outstanding share options exercisable within 60 days of March 31, 2022.
(14)Consists of (a) 2,140,731 common shares and (b) 856,674 common shares issuable pursuant to outstanding share options exercisable within 60 days of March 31, 2022.

EXECUTIVE OFFICERS
The following table sets forth certain information about our executive officers as of the date of this proxy statement:

Name	Age	Position
Juan José Chacón Quirós	50	Chief Executive Officer and Director
Rajbir S. Denhoy	52	Chief Financial Officer
Pratip Dastidar	59	Head of Global Operations

Please refer to “Proposal 1: Election of Directors” for the biography for Mr. Chacón Quirós.

Rajbir S. Denhoy, has served as our Chief Financial Officer since December 2021 and previously served as our Interim Chief Financial Officer from August 2021 to December 2021. Prior to such time, Mr. Denhoy served as our Head of Strategy and Investor Relations from February 2021 to December 2021. Prior to joining the Company in February 2021, Mr. Denhoy served as a Managing Director of the Jefferies Group, LLC from December 2009 until February 2021. Mr. Denhoy holds a bachelor’s degree in biology from UC Berkeley, a master’s degree in physiology from Georgetown University, and an MBA from Cornell University.
Pratip Dastidar, has been our Head of Global Operations since May 2021. Mr. Dastidar has provided consulting services in digital transformation for the Company since October 2020. From January 2018 to June 2020, he was the Senior Vice President and Chief Transformation Officer of Service Master. From 2015 until 2017, he led process innovation that enabled operational scale-up at Salesforce. He previously held executive positions at Hewlett-Packard, Amazon, Applied Materials, WABCO and others. He was also previously a consultant with McKinsey & Company. Mr. Dastidar holds a Ph.D. in Mechanical Engineering from the University of Massachusetts, Amherst, and a Bachelor of Technology in Mechanical Engineering from Indian Institute of Technology, Kharagpur.

EXECUTIVE COMPENSATION
Processes and Procedures for Compensation Decisions
Our Compensation Committee is responsible for the executive compensation programs for our executive officers and reports to our Board on its discussions, decisions and other actions. Our Compensation Committee reviews and approves corporate goals and objectives relating to the compensation of our Chief Executive Officer, evaluates the performance of our Chief Executive Officer in light of those goals and objectives and determines and approves the compensation of our Chief Executive Officer based on such evaluation. Our Compensation Committee reviews and makes recommendations to the Board regarding our Chief Executive Officer’s compensation and the compensation of our directors. In addition, our Compensation Committee, in consultation with our Chief Executive Officer, reviews and approves all compensation for other officers. Our Chief Executive Officer and Head of Human Resources also make compensation recommendations for our other executive officers and initially propose the corporate and departmental performance objectives under our Executive Incentive Compensation Plan to the Compensation Committee.
The Compensation Committee is authorized to retain the services of one or more executive compensation and benefits consultants or other outside experts or advisors as it sees fit, in connection with the establishment of our compensation programs and related policies. During 2021, we used Frederic W. Cook & Co., Inc. ("FW Cook") to advise us on our compensation practices. FW Cook did not perform any other services to the Company and, as such, no conflicts of interest were raised.
Summary Compensation Table for Fiscal Year 2021
The following table provides information regarding the total compensation for services rendered in all capacities for our named executive officers ("NEOs") for the years ended December 31, 2021 and 2020, as applicable.

Name and Principal Position	Year	Salary	Option Awards ($) (1)	Non-equity Incentive Plan(2)	All Other Compensation(3)	Total
Juan José Chacón Quirós	2021	$435,000	$1,441,771	$362,250	$44,070	$2,283,091
Chief Executive Officer	2020	$337,238	$—	$218,920	$42,000	$598,158
Rajbir S. Denhoy	2021	$253,462	$3,871,150	$127,397	$17,500	$4,269,509
Chief Financial Officer
Pratip Dastidar	2021	$212,200	$2,168,030	$106,192	$—	$2,486,422
Head of Global Operations

(1)Amounts reported represent the aggregate grant date fair value of the stock option awards granted to the NEOs in 2021. The aggregate grant date fair value of these awards was computed in accordance with FASB ASC Topic 718 and excludes the effects of estimated forfeitures. The reported award values have been determined using the assumptions described in Note 10 to the Consolidated Financial Statements included in our 2021 Annual Report. The options granted vest in four substantially equal annual installments, subject to the NEOs’ continued employment through the vesting date.
(2)Consists solely of bonus paid upon the achievement of Company performance objectives. Please see the discussion of our 2021 incentive program below.
(3)The components of the column entitled “All Other Compensation” are set forth in the following table:

Name and Principal Position	Year	Vehicle Allowance	Life Insurance Premiums	Housing Allowance	Vacation Payout	Other	Total
Juan José Chacón Quirós	2021	$24,000	$11,070	$—	$—	$9,000	$44,070
Chief Executive Officer	2020	$24,000	$9,000	$—	$—	$9,000	$42,000
Rajbir S. Denhoy	2021	$17,500	$—	$—	$—	$—	$17,500
Chief Financial Officer
Pratip Dastidar	2021	$—	$—	$—	$—	$—	$—
Head of Global Operations
Non-Equity Incentive Plan Compensation
Executive Incentive Compensation Plan
In 2021, our Compensation Committee approved a performance-based incentive plan in which all of the NEOs were eligible to participate. Each NEO had a target bonus opportunity for 2021 as follows: Mr. Chacón Quirós’ target bonus was equal to 75% of his base salary, Mr. Denhoy’s target bonus was equal to 50% of his base salary and Mr. Dastidar’s target bonus was equal to 50% of his base salary.
For 2021, the Compensation Committee established four separate performance metrics for our NEOs’ incentive compensation opportunity, each with separate weightings. The following chart describes each of the performance metrics, the applicable weightings and our actual performance results achieved for each metric.

Performance Metric	Weighting	Achievement
Grow New and Existing Products •NEOs were required to generate total revenues between $114 million and $120 million •NEOs were also required to commence market development initiatives	45.5%	46.55% Total achieved revenues were $126.7 million and our market development initiatives were achieved in full
Optimize Organizational Capabilities •Implement digital operating model and organizational success model •Complete cold shell phase of new manufacturing facility	20%	19.5% We successfully implemented our models and substantially completed our new manufacturing facility objectives

Performance Metric	Weighting	Achievement
Expand Geographic Footprint •Prepare for US market entry •Achieve certain clinical objectives	18.5%	18.1% We made substantial progress on each of these objectives in 2021
Maintain Core Business •Achieve business expense and cash burn-rate objectives •Maintain global regulatory compliance	16%	16.1% We achieved our expense and cash-flow objectives and achieved our regulatory compliance goals
Based on our performance in 2021 against the performance metrics described above, each NEO earned an incentive payment for 2021 equal to approximately 100% of his target bonus. The incentive payments earned by the NEOs were as follows: Mr. Chacón Quirós ($362,250), Mr. Denhoy ($127,397) and Mr. Dastidar ($106,192).
Executive Officer Employment Agreements
Employment Agreements with Establishment Labs Holdings Inc.
On December 23, 2018, Establishment Labs Holdings Inc. entered into an employment agreement that became effective on December 26, 2018 with Juan José Chacón Quirós, our Chief Executive Officer. On February 8, 2021, Establishment Labs Holdings Inc. entered into an employment agreement that became effective on February 24, 2021 with Rajbir S. Denhoy, our Chief Financial Officer, for his former role as Head of Strategy and Investor Relations. On May 17, 2021, we entered into an employment agreement with Pratip Dastidar, our Head of Global Operations.
Each employment agreement has no specific term and provides that the executive officer is an at-will employee. If a Change in Control (as defined in the 2018 Equity Incentive Plan) occurs before the termination of executive officer's employment, 100% accelerated vesting of executive officer's outstanding equity awards and, in the case of an equity award with performance-based vesting, all performance goals and other vesting criteria generally will be deemed achieved at 100% of target levels and all other terms and conditions met.
If an executive officer’s employment is terminated outside the period beginning on the date of a Change in Control and ending 12 months following that Change in Control (the “Change in Control Period”) either (1) by Establishment Labs or any of its parents and subsidiaries (the “ESTA Group”) without Cause (excluding by reason of death or disability) or (2) by the executive officer for Good Reason (as such terms are defined in the executive officer’s employment agreement), the executive officer will receive the following benefits if he timely signs and does not revoke a release of claims in our favor and continues to comply with the executive officer’s employee confidentiality agreement and noncompetition, nondisclosure and inventions agreement with Establishment Labs’ (collectively, the “Related Agreements”) and the employment agreement:
•a lump-sum payment equal to a specified number of months (12 months for Mr. Chacón Quirós and 9 months for Mr. Dastidar, and Mr. Denhoy) of the executive officer’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for Good Reason based on a material reduction in base salary, then as in effect immediately prior to the reduction); and

•a lump-sum payment equal to a pro-rated amount (based on the period of time the executive officer had been employed during the year of termination) of the annual bonus the executive officer would have received for the year of termination had the executive officer remained employed with Establishment Labs through the date the executive officer was required to continue employment to receive the bonus.
If, within the Change in Control Period, the executive officer’s employment is terminated either (1) by any ESTA Group member without Cause (excluding by reason of death or disability) or (2) by the executive officer for Good Reason, the executive officer will receive the following benefits if the executive officer timely signs and does not revoke a release of claims in our favor and continues to comply with his Related Agreements and the employment agreement:
•a lump-sum payment equal to a specified number of months (18 months for Mr. Chacón Quirós and 12 months for Mr. Dastidar and Mr. Denhoy) of the executive officer’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for Good Reason based on a material reduction in base salary, then as in effect immediately prior to the reduction) or if greater, at the level in effect immediately prior to the Change in Control;
•a lump-sum payment equal to 100% of the executive officer’s target annual bonus as in effect for the fiscal year in which such termination occurs; an
•100% accelerated vesting of the executive officer’s outstanding equity awards.
The severance payments and benefits each executive officer would otherwise be entitled under his employment agreement will be reduced by any liability Establishment Labs may have to him for any severance payments or benefits required under any applicable statute, law, or regulation to the extent permitted by applicable law.
If any of the payments and benefits provided for under these employment agreements or otherwise payable to the executive officer would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, the executive officer would be entitled to receive either full payment of the payments and benefits under his employment agreement or such lesser amount which would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the executive officer. The employment agreements do not require us to provide any tax gross-up payments.
In addition, each employment agreement includes a non-competition covenant during the 12-month period following termination of the executive officer’s employment and a non-solicitation covenant during the 2-year period following termination of the executive officer’s employment.
Employment Agreements with Establishment Labs Holdings S.A.
In addition to the employment agreements with Establishment Labs, on December 23, 2018, Establishment Labs S.A. (“ELSA”), a Costa Rican corporation and wholly-owned subsidiary of Establishment Labs, entered into an employment agreement that became effective on December 26, 2018 with Mr. Chacón Quirós, ELSA’s General Manager.
The employment agreement has no specific term and provides that the executive officer is an at-will employee.

If an executive officer’s employment is terminated outside the Change in Control Period either (1) by ELSA or any of its parents and subsidiaries (the “ELSA Group”) without Cause (excluding by reason of death or disability) or (2) by the executive officer for Good Reason (as such terms are defined in the executive officer’s employment agreement), the executive officer will receive the following benefits if he timely signs and does not revoke a release of claims in our favor:
•a lump-sum payment equal to 12 months of the executive officer’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for Good Reason based on a material reduction in base salary, then as in effect immediately prior to the reduction); and
•payment of premiums for the executive officer and his eligible dependents to continue healthcare coverage at the rates then in effect for active employees, subject to any subsequent changes in rates that are generally applicable to ELSA’s active employees, for up to 12 months.
If, within the Change in Control Period, the executive officer’s employment is terminated either (1) by any ELSA Group member without Cause (excluding by reason of death or disability) or (2) by the executive officer for Good Reason, the executive officer will receive the following benefits if the executive officer timely signs and does not revoke a release of claims in our favor:
•a lump-sum payment equal to 18 months of the executive officer’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for Good Reason based on a material reduction in base salary, then as in effect immediately prior to the reduction) or if greater, at the level in effect immediately prior to the Change in Control); and
•payment of premiums for the executive officer and his eligible dependents to continue healthcare coverage at the rates then in effect for active employees, subject to any subsequent changes in rates that are generally applicable to ELSA’s active employees, for up to 18 months.
The severance payments and benefits each executive officer would otherwise be entitled under his employment agreement will be reduced by any liability ELSA may have to him for any severance payments or benefits required under any applicable statute, law, or regulation to the extent permitted by applicable law.
If any of the payments and benefits provided for under the employment agreement or otherwise payable to the executive officers would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, the executive officer would be entitled to receive either full payment of the payments and benefits under his employment agreement or such lesser amount which would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the executive officer. The employment agreement does not require us to provide any tax gross-up payments.
In addition, each employment agreement includes a non-competition covenant during the 12-month period following termination of the executive officer’s employment and a non-solicitation covenant during the 2-year period following termination of the executive officer’s employment.
Pension Benefits and Nonqualified Deferred Compensation
Aside from our 401(k) Plan, we do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits.

We do not maintain any non-qualified deferred compensation plans or arrangements under which our named executive officers participate.
Outstanding Equity Awards at 2021 Year-End
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2021:

Named Executive Officer	Grant Date	Option Awards - Number of Securities Underlying Unexercised Options Exercisable	Option Awards - Number of Securities Underlying Unexercised Options Unexercisable	Option Awards - Option Exercise Price	Option Awards - Option Expiration Date	Stock Awards - Number of Shares That Have Not Vested	Stock Awards - Market Value of Shares or Units of Stock That Have Not Vested
Juan José Chacón Quirós	4/25/2019	20,000	60,000	$25.25	4/25/2029	—	$—
	2/15/2021	—	37,257	$69.49	2/15/2031	—	$—
Rajbir S. Denhoy	2/28/2021	—	100,000	$69.03	2/28/2031	—	$—
Pratip Dastidar	5/24/2021	—	50,000	$77.11	5/24/2021	—	$—
	12/14/2020	11,000	—	$31.50	12/14/2030	—	$—
The options granted vest in four substantially equal annual installments, subject to the NEOs’ continued employment through the vesting date.
Employee Benefit Plans
Our NEOs are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life, and accidental death and dismemberment insurance plans, in each case, on the same basis as all of our other employees. We maintain a 401(k) plan for the benefit of our eligible employees, including our NEOs, as discussed in the section below.
401(k) Plan
We maintain a tax-qualified retirement plan, or our 401(k) plan, that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Participants are able to defer up their eligible compensation subject to applicable annual Internal Revenue Service limits. All participants’ interests in their deferrals are 100% vested when contributed. Our 401(k) plan permits us to make matching contributions and discretionary contributions to eligible participants.
Risks Related to Compensation Policies and Practices
The Compensation Committee regularly monitors and considers whether our overall compensation programs, including our executive compensation program, create incentives for employees to take excessive or unreasonable risks that could materially harm our Company. Although risk-taking is a necessary part of any business, the Compensation Committee focuses on aligning the Company’s compensation policies with the long-term interests of the Company and its stockholders and avoiding short-term rewards for management decisions that could pose long-term risks to the Company. We believe our 2021 compensation programs do not create risks that are reasonably likely to have a material adverse effect on our Company.

PROPOSAL 3: ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act, which was amended pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are asking shareholders to approve a non-binding advisory resolution approving our executive compensation as reported in this proxy statement.
As described above in this proxy statement, our executive compensation program is designed to motivate the Company’s NEOs to create long-term value for our shareholders and is weighted towards both short-and long-term performance-based compensation.
We urge shareholders to read the “Executive Compensation” section, which describes in more detail our executive compensation objectives and the key elements of our executive compensation program. The Compensation Committee and the Board believe that our executive compensation program is appropriately designed to achieve the objectives of our executive compensation philosophy.
We are asking shareholders to approve the following advisory resolution at the Annual Meeting:
RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of our named executive officers as set forth under “Executive Compensation” and the related compensation tables and narratives in the proxy statement for the 2022 annual meeting of shareholders.
This proposal to approve the compensation paid to our NEOs is advisory only and will not be binding on the Company, the Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
We have included in this proxy statement a proposal to approve the frequency of future non-binding advisory votes on the compensation of our NEOs. Our Board of Directors recommends that we hold such a vote every year. Accordingly, if shareholders approve 1 YEAR as the preferred frequency option in Proposal 4, we expect the next non-binding advisory vote on the compensation of our NEOs will occur at the 2023 annual meeting of shareholders.
Vote Required and Board Recommendation
Approval of this proposal requires the affirmative vote of a simple majority of the votes of the common shares entitled to vote and voting on this Proposal 3. Abstentions and broker non-votes will have no effect on voting for this proposal.

OUR BOARD RECOMMENDS A VOTE FOR THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4: ADVISORY APPROVAL OF THE FREQUENCY OF EXECUTIVE COMPENSATION ADVISORY VOTES

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are asking shareholders to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our NEOs. Under SEC rules, we are required to hold a new say-on-frequency vote at least every six years.
By voting with respect to this Proposal 4, shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every 1, 2 or 3 years. Shareholders also may, if they wish, abstain from voting on this proposal.
Our Board believes that advisory votes on executive compensation should be conducted every year so that our shareholders may annually express their views on our executive compensation program.
This vote is advisory and not binding on us or the Board. However, the Board will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by shareholders.
Shareholders will have with the opportunity to choose among four options (holding the vote every 1, 2 or 3 years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board.
Vote Required and Board Recommendation
Approval of this proposal requires the affirmative vote of a simple majority of the votes of the common shares entitled to vote and voting on this Proposal 4. Abstentions and broker non-votes will have no effect on voting for this proposal. If no frequency option receives the affirmative vote of a simple majority of the votes cast at the Annual Meeting, our Board will consider the option receiving the highest number of votes cast as the preferred frequency option of our shareholders.

OUR BOARD RECOMMENDS A VOTE 1 YEAR FOR THE FREQUENCY OF FUTURE OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes our equity compensation plan information as of December 31, 2021. Information is included for equity compensation plans approved by our shareholders. We do not have any equity compensation plans not approved by our shareholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (2)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (3)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (4)
Equity compensation plans approved by shareholders(1)	2,102,069	$37.49	2,441,687
Equity compensation plans not approved by shareholders	—	$—	—
Total	2,102,069	$37.49	2,441,687

(1)Includes the following plans: 2015 Equity Incentive Plan (“2015 Plan”), 2018 Equity Incentive Plan (“2018 Plan”) and 2018 Employee Stock Purchase Plan (“2018 ESPP”).
Concurrent with the closing of the IPO, the Board of Directors terminated the 2015 Plan and approved the 2018 Plan, with an initial reserve of 1,500,000 shares of the Company’s common shares for issuance under the 2018 Plan.
Pursuant to the “evergreen” provision contained in the 2018 Plan, the number of common shares reserved for issuance under the 2018 Plan automatically increases on first day of each fiscal year, commencing on January 1, 2019, in an amount equal to the least of (1) 750,000 shares, (2) 4% of the total number of the Company’s common shares outstanding on the last day of the preceding fiscal year, or (3) a number of common shares as may be determined by the Company’s Board of Directors prior to any such increase date. On January 1, 2019, 2020 and 2021, the number of common shares authorized for issuance increased automatically by 750,000 shares in accordance with the evergreen provision, increasing the number of common shares reserved under the 2018 Plan to 3,750,000.
Similarly, effective January 1, 2019, 2020 and 2021, given no action by the Board of Directors, the number of common shares reserved for issuance under the ESPP automatically increased by 1% of the total number of the Company’s common shares outstanding on the last day of the preceding fiscal year, increasing the number of common shares authorized for issuance under ESPP to 661,000.
(2)This number includes 3,982 shares subject to restricted stock units and 2,098,087 options outstanding.
(3)The weighted average exercise price relates solely to outstanding stock option shares since shares subject to the restricted stock units have no exercise price.
(4)This number includes 1,780,687 common shares available for grant under the 2018 Plan and 661,000 common shares available under the 2018 ESPP.

OTHER MATTERS
Transaction of Other Business
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed as proxy holders intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our executive officers, directors and 10% shareholders file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received and written representations of our executive officers, directors and 10% shareholders and except as previously disclosed, we believe that during our fiscal year ended December 31, 2021 or prior fiscal years, all Section 16(a) filing requirements were satisfied on a timely basis except for a Form 4 filing for Mr. Lewin to report two purchase transactions of our common shares by his spouse.
Fiscal Year 2021 Annual Report and SEC Filings
Our financial statements for our fiscal year ended December 31, 2021 are included in our Annual Report on Form 10-K, which we will make available to shareholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at https://investors.establishmentlabs.com/financial-information and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to address below:
Establishment Labs Holdings Inc.
Attention: Investor Relations
Building B25
Coyol Free Zone
Alajuela 20113, Costa Rica
* * *
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or voting instruction form or, if you received a printed copy of the proxy materials, by mail by executing and returning the enclosed proxy card or voting instruction, at your earliest convenience, in the preaddressed, prepaid envelope that has also been provided.
THE BOARD OF DIRECTORS
Alajuela, Costa Rica
                            April 29, 2022

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ESTA2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D83429-P72217

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ESTABLISHMENT LABS HOLDINGS INC.

The Board of Directors recommends you vote "For" each of the director nominees named in Proposal 1, "For" Proposals 2 and 3 and "1 Year" on Proposal 4.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Juan José Chacón Quirós	☐	☐	☐
1b. Nicholas Lewin	☐	☐	☐
1c. Edward Schutter	☐	☐	☐

	For	**Against**	**Abstain**
2. The ratification of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐
3. The approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐

	1 Year	**2 Years**	**3 Years**	**Abstain**
4. The approval, on an advisory basis, of the frequency of future advisory votes on named executive officer compensation.	☐	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any postponements or adjournments thereof.

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D83430-P72217

ESTABLISHMENT LABS HOLDINGS INC.

Annual Meeting of Stockholders
June 17, 2022, 1:00 p.m. ET

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Rajbir S. Denhoy and Juan José Chacón Quirós as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all of the Common Shares of Establishment Labs Holdings Inc. held of record by the undersigned on April 28, 2022, at the Annual Meeting of Stockholders to be held virtually by visiting www.virtualshareholdermeeting.com/ESTA2022, on June 17, 2022, or any postponements or adjournments thereof.

This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted "FOR" each of the nominees in Proposal 1, "FOR" Proposal 2, "FOR" Proposal 3, "1 YEAR" on Proposal 4 and in the discretion of the proxyholders on any other matter that properly comes before the Annual Meeting or any postponements or adjournments thereof.

(Continued and to be signed on the reverse side)